                                                                       EXHIBIT 2

                                ESCROW AGREEMENT
                                ----------------


         AGREEMENT dated as of May 29, 1996 by and among Brooktrout Technology, Inc., a Delaware corporation ("Buyer"), Andrew Fox, Beverly Fox, Robert Friedman, (collectively the "Sellers"), Beverly Fox as the designated representative of the Sellers (the "Sellers' Representative") and Fleet National Bank, a national banking association, as escrow agent (the "Escrow Agent").

                                   WITNESSETH:
                                   ----------

         WHEREAS, pursuant to an Agreement and Plan of Merger (the "Agreement"), dated as of March 8, 1996, by and among Buyer, the Sellers and Technically Speaking Inc. (the "Company"), Buyer is acquiring all of the outstanding common stock of the Company, which is currently held by the Sellers, as set forth in the Agreement; and

         WHEREAS, the Sellers have agreed to indemnify Buyer against breaches of the representations, warranties and covenants made by the Sellers and the Company in the Agreement and against certain other matters as specified in
Section 11 of the Agreement;

         WHEREAS, to secure partially the payment of the indemnification obligations of the Sellers, the Sellers are depositing with the Escrow Agent 10% of the shares of common stock of Buyer payable to the Sellers under the Agreement to be held in escrow as hereinafter provided.

         NOW, THEREFORE, in consideration of the foregoing and the mutual promises of the parties herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

         1. ESTABLISHMENT OF ESCROW. Sellers have herewith deposited with the Escrow Agent and the Escrow Agent acknowledges receipt of certificates for 46,582 shares of common stock of Buyer (hereafter with any other securities, cash or other property delivered to or held by the Escrow Agent under the terms hereof referred to as the "Escrow Fund"). Any common stock of Buyer or other securities from time to time held in the Escrow Fund shall be registered in the name of the Escrow Agent or its nominee. The Escrow Fund shall be held by the Escrow Agent in escrow subject to the terms and conditions set forth herein.

        2. DIVIDENDS AND DISTRIBUTIONS; INVESTMENT OF CASH; VOTING OF SHARES. Any securities or other property (except ordinary cash dividends) issued with respect to, or in exchange for, any securities held in the Escrow Fund, shall become a part of the Escrow Fund and shall be held hereunder upon the same terms as the securities with respect to or in exchange for which such securities shall have been issued. Any rights to purchase securities distributed from time to time on the shares held in the Escrow Fund shall be sold promptly by the Escrow Agent and the proceeds of such sale shall be added to the Escrow Fund. All cash

* The certificates set forth on Exhibit A hereto have been delivered to the Escrow Agent in the names of the Sellers, accompanied by executed stock powers by Beverly Fox and Robert U. Friedman in favor of the Escrow Agent. As of the date hereof, a stock power by Andrew Fox has not been delivered to the Escrow Agent.

dividends on securities held in the Escrow Fund shall not constitute part of the Escrow Fund but shall be distributed by the Buyer directly to Sellers. The Escrow Agent shall invest any cash held in the Escrow Fund as directed in writing by the Sellers in U.S. Government obligations or bank certificates of deposit, and it shall not be responsible for any loss incurred upon any such investment made in accordance with such instructions; provided however, until written instructions are received from the Sellers' Representative by the Escrow Agent to the contrary, all cash held in the Escrow Fund shall be invested in automatic sweep vehicles investing primarily in U.S. Treasury Obligations including the Federated Treasury Obligation Fund. In the event of any meeting of stockholders of Buyer during the term of this Agreement, the Escrow Agent shall send to the Sellers' Representative (as defined in the Agreement), promptly (but in no event later than seven (7) days after receipt from the Buyer), copies of any notices, proxies and proxy material in connection with such meeting. The Escrow Agent shall execute and deliver to the Sellers' Representative a proxy authorizing Sellers to vote the whole number of shares of common stock of the Buyer in the Escrow Fund. Any of the shares of common stock of the Buyer held in the Escrow Fund as to which the Escrow Agent receives no direction shall not be voted. The parties hereby authorize the Escrow Agent to apply to Buyer's transfer agent, Fleet National Bank, or any successor transfer agent.

         3. CLAIMS AGAINST ESCROW FUND. At any time or times prior to the earlier of (i) the first anniversary of May 29, 1996 (the "Closing Date") or
(ii) the date of issuance of the first independent audit report on the financial statements of the Buyer and the Company following the Closing Date (the "Independent Audit Reports"), Buyer may make claims against the Escrow Fund for indemnification pursuant to the Agreement. Buyer shall notify the Sellers' Representative and the Escrow Agent in writing of each such claim specifying the amount and basis thereof. If the Sellers shall dispute such claim, the Sellers Representative shall give written notice of such objection to Buyer and the Escrow Agent within thirty (30) days after receipt of notice of Buyer's claim; otherwise, such claim shall be deemed to have been acknowledged to be payable in the full amount thereof and shall be paid forthwith to Buyer by delivery of shares of Buyer's common stock or other property or both (taking proportionately from each class of shares or property held in the Escrow Fund) having a fair market value (determined as hereafter provided) equal to the amount of such claim. A notice of claim is deemed received on the second business day after the date of the postmark on the registered or certified mail (postage prepaid, return receipt requested) containing the notice of claim. The Escrow Agent shall not be deemed to have received the notice until it has been actually received by the Corporate Trust Department.

         4. DISPUTED CLAIMS. If the Sellers shall dispute an indemnification claim of Buyer or the Company as above provided, the Escrow Agent shall set aside a portion of the Escrow Fund whose fair market value is sufficient to pay said claim in full. If the disputed claim has not been resolved or compromised within sixty (60) days after the notice of dispute of the same, said claim shall be referred by either party to the American Arbitration Association (the "Association"), to be settled by arbitration in Boston, Massachusetts in accordance with the commercial arbitration rules of the Association, and judgment upon the award rendered by the


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


arbitrator may be entered in any court having jurisdiction thereof. Unless otherwise directed by the arbitrator, the fees and expenses of the arbitrator shall be borne 50% by Buyer and 50% by the Sellers. The determination of the arbitrator as to the amount, if any, of the indemnification claim which is properly allowable, shall be conclusive and binding upon the parties hereto and shall be forthwith paid by the Escrow Agent to Buyer out of the Escrow Fund at the fair market value of the property held therein.

         5. FAIR MARKET VALUE OF ESCROW FUND. For the purposes of this Agreement, the fair market value of the property held in the Escrow Fund shall be conclusively determined by the Escrow Agent at the time of each payment or distribution to be made out of the Escrow Fund and at the time of setting aside of a portion of the Fund for such payments; provided, that shares of common stock of Buyer shall be valued at $25.17 per share during the term of this Escrow Agreement. The Escrow Agent will not accept securities other than the common stock of Buyer unless accompanied by a written statement setting forth the per share value of such securities.

         6. TERMINATION. This Agreement shall terminate on the earlier of (i) the first anniversary of the Closing Date or (ii) the date of issuance of the Independent Audit Reports; PROVIDED, HOWEVER, that if there are outstanding indemnification claims on such date, this Agreement shall continue in effect until all indemnification claims made by Buyer pursuant to Section 4 hereof prior to said date shall have been disposed of. Buyer shall notify the Escrow Agent in writing of the issuance of the Independent Audit Reports. As of the Termination Date, shares of common stock of Buyer or other property in the Escrow Fund having a fair market value equal to 110% of the amount of all disputed and undisputed claims made by Buyer pursuant to Section 4 hereof, rounded up to the nearest whole share, will be held by the Escrow Agent and the Escrow Agent shall distribute within five (5) business days of the Termination Date the balance of the Escrow Fund, if any, then held by it to the Sellers based on their pro rata interest as set forth on EXHIBIT A hereto. At such time as all remaining indemnification claims hereunder have been resolved, the Escrow Agent shall distribute the remaining Escrow Fund, if any, to the Sellers within five (5) business days of the resolution of the last indemnification claim hereunder.

         7. THE ESCROW FUND. Notwithstanding anything herein to the contrary, the Escrow Agent shall promptly dispose of all or any part of the Escrow Fund as directed by a writing signed by the Sellers' Representative AND Buyer. The reasonable fees and expenses of the Escrow Agent, including the fees and disbursements of its counsel, in connection with its performance of this Agreement shall be paid by Buyer and, unless so paid, shall be deducted from any payments to Buyer from the Escrow Fund. The Escrow Agent shall be jointly and severally indemnified and held harmless by Buyer and the Sellers for all losses, damages and expenses (including, without limitation, all expenses reasonably incurred in investigation and defense and costs and expenses reasonably incurred in enforcing this right to indemnification) that it may incur as a result of its acceptance of this Escrow Agreement and any action taken in connection herewith; PROVIDED, HOWEVER, that the Escrow Agent shall not be indemnified


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hereunder and may be liable to the parties hereto for any action taken in connection herewith by the Escrow Agent that constitutes gross negligence or willful misconduct. The Escrow Agent may conclusively rely, and shall be protected in acting or refraining from acting upon, any written notice, certificate, request, waiver, consent, receipt or other paper or document furnished to it, not only as to its due execution and validity and effectiveness of its provisions but also to the truth and accuracy of any information therein contained which the Escrow Agent reasonably believes to be genuine and to have been signed and presented by the proper party or parties. Should it be necessary for the Escrow Agent to act upon any instructions, directions, documents or instruments issued or signed by or on behalf of another party thereto, fiduciary, or individual acting on behalf of another party hereto, it shall not be necessary for the Escrow Agent to inquire into such corporation's, fiduciary's, or individual's authority, capacity, existence or identity. The Escrow Agent is also relieved from the necessity of satisfying itself as to the authority of the person executing this Escrow Agreement in a representative capacity. It is understood that any references herein to joint instructions or written instructions or words of similar import include any instructions signed in counterpart. The Escrow Agent's duties shall be determined solely with reference to this Escrow Agreement and applicable laws, and the Escrow Agent is not charged with knowledge of or any duties or responsibilities in connection with any other document or agreement.

         8. RESIGNATION OF ESCROW AGENT. The Escrow Agent shall have the right at any time to resign hereunder by giving written notice of its resignation to the parties hereto at the addresses set forth herein or at such other address as the parties shall provide, at least thirty (30) business days prior to the date specified for such resignation to take effect; and upon the effective date of such resignation, all shares of Buyer's common stock and other payments and all other property then held by the Escrow Agent hereunder shall be delivered by it to such successor escrow agent or as otherwise shall be designated in writing by the parties hereto. In the event that no successor Escrow Agent is appointed and no other written designation is received by the end of the thirty (30) business day notice period, the Escrow Agent may apply to a court of competent jurisdiction for such appointment.


         9. INTERPLEADER. In the event that the Escrow Agent shall at any time be confronted with inconsistent claims or demands by the parties hereto, the Escrow Agent shall have the right to interplead said parties in any court of competent jurisdiction and request that such court determine such respective rights of the parties with respect to this Agreement, and upon doing so, the Escrow Agent automatically shall be released from any obligations or liability as a consequence of any such claims or demands, except that the Escrow Agent shall not be released from any liability for its gross negligence or willful misconduct occurring during the time that it served as Escrow Agent.

         10. REMOVAL OF ESCROW AGENT. Both (a) Buyer and (b) the Sellers, acting together, shall have the right to remove the Escrow Agent hereunder by giving notice in writing to the Escrow Agent, specifying the date upon which such removal shall take effect. In the event of


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


such removal, the parties agree that the parties effecting such removal will jointly appoint a successor Escrow Agent within thirty (30) days after the giving of such notice and the Escrow Agent hereby agrees that, upon receiving joint written instructions from the Sellers and Buyer, it shall turn over and deliver to such successor Escrow Agent all of the Escrow Fund, and other property held by it pursuant to this Agreement in accordance with the terms of such written instructions.

         11. SUCCESSOR ESCROW AGENT. Upon receipt of the Escrow Fund, undistributed Interest, and any other amounts held by the Escrow Agent pursuant to this Agreement, the successor escrow agent shall thereupon be bound by all of the provisions hereof and the term "Escrow Agent" as used herein shall mean such a successor escrow agent.

         12. MISCELLANEOUS. This Agreement shall be construed under and governed by the laws of The Commonwealth of Massachusetts and shall inure to the benefit of and be binding upon the successors, assigns, heirs and personal representatives of the parties hereto. The Escrow Agent may execute any of its powers or responsibilities hereunder and exercise any of its rights hereunder either directly or by or through its agents or attorneys. Nothing in this Agreement shall be deemed to impose upon the Escrow Agent the duty to qualify to do business or to act as fiduciary or otherwise in any jurisdiction other than The Commonwealth of Massachusetts.

         13. NOTICES. Any notice to a party hereto pursuant to this Agreement shall be given by certified or registered mail addressed as follows:

        TO BUYER:
        --------

                Robert Leahy
                Brooktrout Technology, Inc.
                410 First Avenue
                Needham, MA  02194

        With a copy to:

                Goodwin, Procter & Hoar  LLP
                Exchange Place
                Boston, Massachusetts  02109
                Attention: Thomas P. Storer, P.C.

        TO THE SELLERS:
        --------------

                Beverly Fox
                Technically Speaking, Inc.
                333 Turnpike Road
                Southborough, MA  01772

        With a copy to:

                Lucash, Gesmer & Updegrove
                40 Broad Street
                Boston, MA  02109
                Attention:  William Contente, Esq.

        TO THE ESCROW AGENT:
        -------------------

                Fleet National Bank
                One Federal Street
                Boston, MA 02211
                Attention:  Corporate Trust Division

or to such other address of which any party may by certified or registered mail notify all other parties.

         14. COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which documents shall be considered one and the same document.

        15. CONSENTS, WAIVERS AND ACTIONS BY SELLERS. Each of the Sellers expressly acknowledges and agrees that any consent or approval required or permitted to be given by the Sellers under this Agreement or any other agreement executed in connection with the transactions contemplated hereby, may be given, and any term or condition of this Agreement or any other agreement executed in connection with the transactions contemplated hereby, may be amended, and the performance or observance by the Buyer or the Escrow Agent of any term of this Agreement or any other agreement executed in connection with the transactions contemplated hereby, may be waived (either generally or in a particular instance and either retrospectively or prospectively), by the Seller's Representative or those Sellers holding at least fifty-one percent of the outstanding Brooktrout Shares (as defined in the Agreement) as of the date hereof (the "Majority Sellers"), and any such consent, approval, amendment or waiver by the Seller's Representative or Majority Sellers shall be binding upon each and every Seller regardless of whether each and every Seller received notice of, or is in favor of, such consent, approval, amendment or waiver.

        16. MERGER OR CONSOLIDATION OF ESCROW AGENT. Any corporation into which the Escrow Agent or any successor Escrow Agent may be merged or with which it may be consolidated, or any corporation resulting from any merger or consolidation to which the Escrow Agent or any successor Escrow Agent shall be a party, or any corporation succeeding to the corporate trust business of the Escrow Agent or any successor Escrow Agent, shall be the successor to the Escrow Agent under this Escrow Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto, provided that such corporation would be eligible for appointment as a successor Escrow Agent under the provisions hereof.

         17. TAXES. The Sellers shall deliver to the Escrow Agent all federal and state tax forms reasonably requested by the Escrow Agent.




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



        IN WITNESS WHEREOF, the parties have caused this Escrow Agreement to be executed by their duly authorized representatives, as of the date first written above.

                                        BROOKTROUT TECHNOLOGY, INC.


                                        By: /S/ ROBERT C. LEAHY
                                           -------------------------------
                                        Name: Robert C. Leahy
                                        Title: President

                                        TECHNICALLY SPEAKING, INC.


                                        By: /S/ ANDREW FOX
                                           -------------------------------
                                        Name: Andrew Fox
                                        Title: President


                                        SELLERS


                                        /S/ ANDREW FOX
                                        ----------------------------------

                                        /S/ BEVERLY FOX
                                        ----------------------------------

                                        /S/ ROBERT FRIEDMAN
                                        ----------------------------------

                                        SELLERS' REPRESENTATIVE


                                        /S/ BEVERLY FOX
                                        ----------------------------------
                                        Beverly Fox


                                        FLEET NATIONAL BANK
                                         as Escrow Agent


                                        By: /S/ ROBERT L. BICE II
                                           -------------------------------
                                        Name: Robert L. Bice II
                                        Title: Vice President

                                    EXHIBIT A
                                    ---------


================================================================================
   NAME AND ADDRESS OF             PERCENTAGE         BROOKTROUT SHARES TO BE
          SELLER                    OF SHARES             PLACED IN ESCROW
- --------------------------------------------------------------------------------
        ANDREW FOX                    35%                      16,304
     699 GROVE STREET
   FRAMINGHAM, MA 01710

       BEVERLY FOX                    35%                      16,304
     699 GROVE STREET
   FRAMINGHAM, MA 01710

     ROBERT FRIEDMAN                  30 %                     13,975
 6 SAMUEL HARRINGTON ROAD
    WESTBORO, MA 01581
================================================================================



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